Exhibit 4.12 1 DRDGOLD LIMITED SINGLE INCENTIVE POLICY adopted by DRDGOLD LIMITED (Registration No. 1895/000926/06) On 26th October 2023, the Remuneration Committee of DRDGOLD Limited approved the adoption of this Single Incentive Policy.

2 TABLE OF CONTENTS 1. DEFINITIONS AND INTERPRETATION ................................................................................................ 3 2. SCOPE AND APPLICATION .................................................................................................................. 7 3. COMPONENTS OF THE SINGLE INCENTIVE ..................................................................................... 7 4. DETERMINING THE SINGLE INCENTIVE ............................................................................................ 8 5. SETTLEMENT OF THE SINGLE INCENTIVE ..................................................................................... 10 6. DISCRETION OF THE REMCO ........................................................................................................... 11 7. SAFEGUARDS ..................................................................................................................................... 11 8. PRO-RATING OF CASH PAYMENT FOR TERMINATION ................................................................. 12 9. OTHER DEFERRED SHARE AWARDS .............................................................................................. 13 10. IMPLEMENTATION AND ADMINISTRATION ................................................................................. 13 ANNEXURE A – WEIGHTINGS FOR THE GROUP SCORECARD FOR YEAR ENDING [2024] .............. 14 ANNEXURE B – GROUP SCORECARD FOR THE YEAR ENDING [2024] ............................................... 15

3 1. DEFINITIONS AND INTERPRETATION Definitions In this Policy, unless the context indicates otherwise, the following words and expressions will have the meanings set out below: Award Date means the date on which the Remco resolves to make a Single Incentive award to an Eligible Employee; Board means the board of directors of the Company or any committee thereof to whom the powers of the board of directors of the Company in respect of the Single Incentive are delegated; Cash Payment means the payment referred to in clause 3.2; Companies Act means the Companies Act 71 of 2008, as amended or replaced from time to time; Company means DRDGOLD Limited, a company duly incorporated and registered in accordance with the laws of the Republic of South Africa under registration number 1895/000926/06, with a primary listing on the JSE and a secondary listing on the New York Stock Exchange; Cost to Company means the total annual guaranteed cost to company package for the period 1 July to 30 June of each Financial Year of the Eligible Employee which includes the cost to company of the Eligible Employee’s salary and benefits, but excludes all variable pay, and CTC shall be construed accordingly; Cash Portion means the percentage of the Single Incentive settled in Cash; Deferred Portion means the portion of the Single Incentive settled as a Deferred Share Award; Deferred Share Award means the award of deferred shares in terms of the DSP, referred to in clause 3.2; DSP means the DRDGOLD Limited Deferred Share Plan 2024; Eligible Employee means any Employee of the Company at category 19 to 26 (as detailed in clause 4.2.1.1 and Annexure A) who is deemed eligible for participation in the Single Incentive Plan by the Remco; Employee means any employee holding full-time and fixed term salaried employment or office:

4 (i) in category 19 and above (including any executive director, but excluding a non- executive director) within any member of the Group; and (ii) at the discretion of the Remco, any employee in category 18 and below based at the corporate office, provided that this category of employee will only be entitled to a Cash Payment under this Policy and not a Deferred Share Award under the DSP. For the avoidance of doubt, any person temporarily occupying a position (acting or relieving) with any member of the Group is not eligible to participate in the Single Incentive Plan on the basis of the temporary position or category in which s/he is acting or relieving; Employer Company means the specific entity (which includes both local and foreign entities) within the Group that is the employer of the relevant Eligible Employee; Fault Termination means the termination of employment of an Eligible Employee by reason of: 1.1.14.1 misconduct; 1.1.14.2 poor performance; or 1.1.14.3 resignation; Financial Year means the Company’s financial year, which runs from 1 July to 30 June of each year, as at the adoption of the Policy; Free Cash Flow means cash flow from operating activities, plus interest expense, minus tax shield on interest expense, minus growth capital expenditure; Free Cash Flow Portion has the meaning given to it in clause 3.3; Group means the Company and any other company, body corporate, or other undertaking which is or would be deemed to be a subsidiary of the Company in terms of the Companies Act, and the expression member of the Group shall be construed accordingly; Ill-health means a physical, mental, or psychological condition, including a disability or a condition caused by an injury, which renders the Eligible Employee incapable of performing his/her duties in terms of his/her contract of employment; JSE means the JSE Limited, a public company incorporated in accordance with the laws of the Republic of South Africa under registration number 2005/022939/06, which is licensed to operate as an exchange in terms of the Financial Markets Act 19 of 2012, as amended or replaced from time to time; LRA means the Labour Relations Act 66 of 1995, as amended or replaced from time to time;

5 Medical Practitioner means a person who is certified to diagnose and treat patients and who is registered with a professional council established by an act of the South African parliament or its equivalent in countries outside of the Republic of South Africa; No Fault Termination means the termination of employment of an Eligible Employee by reason of: 1.1.23.1 death; 1.1.23.2 injury, disability, or Ill-health, in each case diagnosed by a Medical Practitioner nominated by the relevant Employer Company; 1.1.23.3 Retrenchment; 1.1.23.4 retirement on or after the Retirement Date; 1.1.23.5 the company in which the Eligible Employee is employed ceasing to be a member of the Group; or 1.1.23.6 the undertaking in which the Eligible Employee is employed being transferred to a transferee which is not a member of the Group; Participant means an Eligible Employee that receives a Single Incentive award in terms of clauses 3 and 4 and accepts it, thereby becoming subject to the terms and conditions of the Policy; Performance Multiplier, detailed further in clause 4.2.2, is the weighted average of Company, business unit, and personal performance, where each performance multiplier ranges from 0% to 200% and is based on the Scorecard(s) applicable to each Eligible Employee; Policy means this policy document related to the Cash Payment portion of the Single Incentive, as amended or replaced by the Remco from time to time; Remco means the Remuneration Committee of the Board or any person(s) to whom the powers of the Remco in respect of the Single Incentive Plan have been delegated (but then only in accordance with the terms of such delegation), which persons do not hold any executive office within the Group; Retention Award means a discretionary award of Deferred Shares referred to in clause 9.1.2; Retirement Date means the earliest date on which, or age at which, an Eligible Employee can be required to retire by an Employer Company; Retrenchment means a dismissal based on the Employer Company’s operational requirements, as contemplated in the LRA;

6 Scorecard(s) means a number of key performance measures, which will be reviewed and defined bi-annually with appropriate performance measures, weightings, threshold, target, and stretch objectives per measure; Scorecard On-target Percentage means the Scorecard On-target Percentage tabulated in clause 4.2.1; Scorecard Portion has the meaning given to it in clause 3.4.1; Single Incentive means the annual Cash Payment and Deferred Share Award determined and governed by this Policy and the rules of the DSP; and Single Incentive Plan means the Company’s combined short-term and long-term incentive as set out in this Policy and read with the rules of the DSP; Interpretation In this Policy: clause headings are used for convenience only and shall be ignored in its interpretation; unless the context clearly indicates a contrary intention, an expression which denotes: 1.2.2.1 any gender includes the other genders; 1.2.2.2 a natural person includes a juristic person (whether corporate or unincorporate) and vice versa; and 1.2.2.3 the singular includes the plural and vice versa. all references to a statute shall be to such statute as at the date of adoption of this Policy by the Company and as amended, replaced, or superseded from time to time thereafter; the use of the word including, includes, or include followed by a specific example shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s; and if any provision in a definition is a substantive provision conferring any right or imposing any obligation on anyone then, notwithstanding that it is only in a definition, effect shall be given to it as if it were a substantive provision in the body of this Policy.

7 2. SCOPE AND APPLICATION The Single Incentive Plan forms the basis of the Group’s variable pay offering for Eligible Employees and comprises a Cash Payment (short-term incentive component) and a Deferred Share Award (long-term incentive component). The Single Incentive Plan is based on performance against the Scorecard(s) applicable to the Eligible Employee for the relevant Financial Year. This Policy sets out the overall design, eligibility criteria, participation levels, and performance conditions which apply to the Single Incentive Plan. The eligibility criteria are aligned with the strategic objectives of the Group and the Single Incentive Plan aims to ensure that the Group attracts, retains, and motivates qualified and capable Eligible Employees to achieve its objectives. This Policy governs: the application of the Single Incentive Plan to Eligible Employees; the calculation, award, and settlement of the Single Incentive, comprising the Cash Payment and the Deferred Share Award; and the administration of the Single Incentive Plan. Participation in the Single Incentive Plan is limited to Eligible Employees. Unless otherwise determined by the Remco, an Eligible Employee must be in active service with the Group (and not serving his/her notice period) on the date on which the Single Incentive is awarded, failing which s/he will not be eligible to receive the Single Incentive. 3. COMPONENTS OF THE SINGLE INCENTIVE Overview of Components The annual Single Incentive comprises a Free Cash Flow Portion and a Scorecard Portion. Subject to clause 5.2.3, the Single Incentive is then apportioned with 67% being the Cash Payment and 33% the Deferred Share Award. This is represented by the following formula: Single Incentive = Free Cash Flow Portion + Scorecard Portion whereby: Cash Payment = Single Incentive x 67% Cash Portion; and

8 Deferred Share Award = Single Incentive x 33% Deferred Portion + any approved Retention Award. Free Cash Flow Portion The Free Cash Flow Portion, is determined as follows: 3.3.1.1 Free Cash Flow for the relevant Financial Year x 10% x personal share. The personal share will be determined jointly by the Chief Executive Officer and the Chief Financial Officer of the Company and approved by Remco considering factors such as occupation, production, service, qualifications personal performance but capped to 67% for Category D, EL, EU, and 50% for Category FU -Executive Directors and Prescribed Officers of CTC. Scorecard Portion the Scorecard Portion, is determined as follows: 3.4.1.1 CTC x Scorecard On-target Percentage x Performance Multiplier. 4. DETERMINING THE SINGLE INCENTIVE The Single Incentive value is determined as the sum of the Free Cash Flow Portion and the Scorecard Portion. The detail related to the Free Cash Flow Portion is set out in clause 3.3.1.1. The formula for the Scorecard Portion is described in clause 3.4.1.1 and the components are discussed below. Scorecard Portion 4.2.1.1 The Scorecard On-target Percentages are as follows: Strategic Level DRDGOLD Category Paterson Grade Scorecard On-Target Percentage Top Management, Strategic Intent 26 F Upper 90% 25 F Lower 75% General Management, Strategic Execution 24, 23 E Upper 60% Senior Management, Strategic Execution 22, 21 E Lower 45% Middle Management, Qualified Professionals, Experienced Professionals 20, 19 D 45% Performance Multiplier 4.2.2.1 The Performance Multiplier, which is a factor ranging from 0% to 200%, will be determined based on several key performance measures, which will be reviewed and defined annually

9 with appropriate weightings. The Performance Multiplier is determined using the Scorecard(s) applicable to the Eligible Employee for the relevant Financial Year. 4.2.2.2 The formula to determine the Performance Multiplier is determined as follows: (Company weighting x Company performance) + (business unit weighting x business unit performance) + (personal weighting x personal performance) The weightings for the Scorecard(s) are set out in Annexure A. 4.2.2.3 Each measure in the Scorecard(s) is weighted and has a threshold, target, and stretch target set annually by the Board or any committee of the Board or person to which authority has been delegated. 4.2.2.4 The Performance Multiplier for Company and business unit performance measures is determined as follows: 4.2.2.4.1 The outcome is 0% if the actual performance for the year is equal to the threshold for that measure. 4.2.2.4.2 The outcome is between 0% and 100% if the actual performance for the year is between the threshold and target for the measure, and is determined by linear interpolation according to the following formula: 0% + 100% x (actual performance – threshold) / (target – threshold) 4.2.2.5 The outcome is 100% if the actual performance for the year is equal to the target for that measure. 4.2.2.6 The outcome is between 100% and 200% if the actual performance for the year is between the target and stretch for the measure, and is determined by linear interpolation according to the following formula: 100% + 100% x (actual performance – target) / (stretch – target) 4.2.2.7 The outcome is 200% if the actual performance for the year is greater than or equal to the stretch for that measure. The business unit performance in the formula in clause 4.2.2.2 is determined in accordance with the methodology above and the weightings are specified in Annexure A. The personal performance in the formula in clause 4.2.2.2 is determined in accordance with the table below:

10 Description of performance Performance level Individual Performance Multiplier Exceptional 5 200% Stretch Very good 4 150% Meets expectations 3 100% Target Meets some performance expectations 2 0% Threshold Underachiever / underperformer 1 0% The Performance Multiplier for personal performance measures is determined as follows: 4.2.5.1 The outcome is 0% if the actual performance for the year is equal to a performance level 1 or less than performance level 3. (Threshold) 4.2.5.2 The outcome is 100% if the actual performance for the year is equal to a performance level 3 (Target). 4.2.5.3 The outcome is between 100% and 200% if the performance level is greater than performance level 3 (Target)and up to performance level 5 (Stretch Target) for the year. and is determined by linear interpolation. : The performance modifier for a Scorecard is the weighted outcome for all measures on the Scorecard, which is equal to the sum for all the measures of the weight for each measure multiplied by the outcome for the measure. The overall performance modifier is determined as the weighted average of the performance modifiers of the Scorecards applicable to each Participant, using the weightings specified in clause 4.2.1. 5. SETTLEMENT OF THE SINGLE INCENTIVE The determination of the pro-forma value for the Single Incentive, will be in accordance with clause 3.2. The Single Incentive will be settled as follows: Subject to clause 5.2.3, the Cash Payment will be settled annually in August of each year, in accordance with the provisions of this Policy; and The balance, in Deferred Share Awards, in accordance with the rules of the DSP. Provided where the aggregate Cash Payment for all Eligible Employees exceeds 15% of Free Cash Flow for the relevant Financial Year, then the Cash Flow Portion above this 15% level will also be awarded as Deferred Shares. Provision may be made for additional Retention Awards of Deferred Shares in terms of the rules of the DSP for purposes of retaining high potential Eligible Employees. Retention awards may be made

11 under the Policy in exceptional circumstances using the DRDGOLD Exceptional Services Policy in place at the Company from time to time. 6. DISCRETION OF THE REMCO There is no automatic entitlement to the Single Incentive, Cash Payment, and/or Deferred Share Award. The Remco will have a final and absolute discretion to determine whether an employee is eligible to receive a Single Incentive and, if so, the final amount thereof (i.e., both the Cash Payment and the Deferred Share Award). This discretion will be exercised reasonably and with due regard to, inter alia, the following: award of the Single Incentive placing undue liquidity pressure on the Company and/or relevant Employer Company; cost of the Single Incentive representing an undue portion of the Company’s and/or relevant Employer Company’s profit before tax for the Financial Year; key strategic objectives not being met by the Company and/or Eligible Employee; and/or avoiding unintended outcomes or excessive windfalls as a result of the Single Incentive calculation. The receipt of a Single Incentive in any Financial Year by a Participant does not create any rights and/or expectations that the same Participant will be entitled to any further Single Incentive in subsequent years. An employee’s eligibility to receive Single Incentive will be determined annually by the Remco. 7. SAFEGUARDS The award and quantum of the Single Incentive in a particular Financial Year, is subject to the discretion of the Remco which will be applied to the overall quantum of the Single Incentive, unless there are exceptional circumstances for not doing so, where: the total number of Deferred Share Awards is more than 1% (one percent) of the number of shares that the Company has in issue; and the Single Incentive may be reduced up to 25% of the Free Cash Flow pool per fatality, depending on the degree of culpability of the Company, as assessed by Remco, and if the fatality is found to be due to a breakdown in or disregard for a safety culture, the Single Incentive can be reduced by up to 100% of the Free Cash Flow pool at Remco discretion.

12 8. PRO-RATING OF CASH PAYMENT FOR TERMINATION An Eligible Employee must be rendering services to the Group in the Financial Year to which the Single Incentive relates in order to qualify for a Cash Payment. Newly engaged Eligible Employees may be granted the Cash Payment portion of the Single Incentive on a pro-rated basis at the discretion of the Remco. If an Eligible Employee ceases to be employed by reason of a Fault Termination in the Financial Year to which the Single Incentive relates, s/he will not be entitled to receive any Single Incentive, unless the Remco determines otherwise in its sole and absolute discretion. In the event of pending disciplinary and/or poor work performance proceedings against any Participant, or the contemplation of such proceedings, then the award or settlement, as applicable, of the Single Incentive shall be suspended until the conclusion of such proceedings (notwithstanding the conditions of suspension with full pay). An outcome short of dismissal may, at the Remco’s discretion, result in the grant or settlement of the Single Incentive, while a Fault Termination will have the same consequence as that set out in clause 8.3. If a Participant ceases to be employed by reason of a No-Fault Termination in the Financial Year to which the Single Incentive relates, s/he will qualify to receive a pro-rated portion of the Cash Payment regardless of the period of time s/he was employed by the Group since the previous payment date. Unless the Remco determines otherwise in its sole and absolute discretion, no Deferred Share Award will be made to an Eligible Employee whose employment has been terminated on a No-Fault Termination basis on the Award Date (which shall include where the Eligible Employee is serving his/her notice period). Any unvested Deferred Share Awards will be governed by the rules of the DSP. The pro-rated Cash Payment portion of the Single Incentive will be calculated as follows: A = B x (C/12) x D where: A is the pro-rated Cash Payment portion of the annual Single Incentive; B is the Single Incentive to which the Participant would have been entitled if s/he was employed or at work (as applicable) for the full Financial Year and no pro-rating was effected; C is the number of months served during the Financial Year to which the Single Incentive relates; and

13 D is the Cash Payment portion of the Single Incentive applicable for the Financial Year. 9. OTHER DEFERRED SHARE AWARDS For the avoidance of doubt, Deferred Share Awards may be made outside of the Single Incentive Plan from time to time. These include: sign-on awards for new employees, usually to compensate them for awards from the previous employer which will be forfeited on their resignation; and specific Retention Awards or counter-offer awards. Such awards must be motivated for by the Chief Executive Officer of the Company and approved by the Remco. 10. IMPLEMENTATION AND ADMINISTRATION This Policy will come into force and effect on the date of approval of the Single Incentive Plan by the Board. Where this Policy refers to the discretion of the Remco, such discretion will be sole, absolute, and unrestricted unless the contrary is expressed, provided that if the Remco delegates the authority to exercise discretion, the discretion should be exercised in terms of this Policy. Subject to the rules of the DSP, the Remco shall be entitled to make and establish this Policy, and amend it from time to time, as it deems expedient or necessary for the proper implementation of the Single Incentive Plan. Any amendments to this Policy must, inter alia: be approved by the Board; be in line with the Company’s remuneration policy; take due account of prevailing market trends and what is regarded as “remuneration best practice” at the time of such amendments; and not be to the prejudice of an Eligible Employee’s existing rights under this Policy.

Exhibit 4.15

ANNEXURE A – WEIGHTINGS FOR THE GROUP SCORECARD FOR THE FINANCIAL YEAR ENDING [2025]

Weightings below will be considered and revised at the discretion of the Remco on an annual basis.

Business unit performance will be considered from the second year of implementation onwards (2025 Financial Year) and will reflect as zero in the initial year of implementation per the table below:

Strategic Level	DRDGOLD Category	Scorecard On-Target Percentage	Weighting		
			Company	Business Unit*	Personal
Top Management, Strategic Intent	26	90%	90%	0%	10%
	25	75%	90%	0%	10%
General Management, Strategic Execution	24, 23	60%	90%	0%	10%
Senior Management, Strategic Execution	22, 21	45%	90%	0%	10%
Middle Management, Qualified Professionals, Experienced Professionals	20, 19	45%	90%	0%	10%

*Business unit Scorecard

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ANNEXURE B – GROUP SCORECARD FOR THE YEAR ENDING JUNE 2025

Group Scorecard

Area	Measure	Weight	Threshold	Target	Stretch	Measures
			0%	100%	200%	
Shareholders (20%)	Relative Total Shareholder Return	10%	Median	Halfway between median / UQ	Upper quartile	… of comparators
	Return on Equity	10%	Cost to equity*	Cost to equity plus 3%	Cost to equity plus 6%	Cost to equity
Financial (30%)	Cash operating cost (R/ton)	10%	115% x Budget	110% x Budget	Budget	Based on the achievement vs budget, noting that budget is already a stretch target since it is based on "nameplate" capacity without de-risking for probable downtime.
	Cash operating cost (R/kg)	10%				
	All-in Sustaining Cost (R/kg)	10%				
Operations (30%)	Production (kg)	15%%	85% x Budget	90% x Budget	Budget	Based on the achievement vs budget, noting that budget is already a stretch target since it is based on "nameplate" capacity without de-risking for probable downtime.
	Throughput (tons)	15%				
Current scorecard modifier evaluation (ESG# factors) (20%)	Environmental	4%	Amber Score (2)	Green Score (3)	Blue Score (5)	Based on current scorecard modifier evaluation, a portfolio of evidence compiled.
	Health & Safety	4%				
	Local Economic Development	4%				
	Human Resources Development	4%				
	Transformation	4%				

Environmental, social and governance

Performance will be assessed based on the following:
- *For "threshold performance", 0% will be scored for that performance area*
- *For "on-target performance", 100% will be scored for that performance area*
- *For "stretch", 200% will be scored for that performance area*
- *Linear vesting will be applied between threshold, on-target and stretch.*

Notes

1. *In addition to the financial conditions in the scorecard free cash flow is reflected in the separate free cash flow portion of the incentive and in the determination of the cash vs deferred portion of the Single Incentive*

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16 2. In addition to the modifier scorecard evaluation, failures in governance and environmental compliance are considered in the malus and clawback provisions of the Single Incentive 3. In addition to the safety condition measured in terms of the lost time injury frequency rate (LTIFR), fatalities are considered in the malus and clawback provisions for the Single Incentive